Exhibit 10.1

LETTER OF CREDIT FACILITY REIMBURSEMENT AGREEMENT

This Letter of Credit Facility Reimbursement Agreement, dated as of February 25, 2022 (as amended, restated, amended and restated, modified, or supplemented from time to time, this “Agreement”) has been entered into by and between The Bank of Nova Scotia (the “Bank”) and Waste Connections, Inc. (the “Applicant”).

The Applicant has requested that the Bank make available to it a multi-currency facility for the issuance of Credits (the “Facility”). The Bank is prepared to provide the Facility, subject to the terms and conditions hereof.

Now therefore, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

1.	Certain Defined Terms and Interpretation.

The capitalized words and expressions used in this Agreement, unless defined in the sections below, shall have meanings given to such terms in Schedule “A” hereto.

All figures referred to in this Agreement are in lawful currency of the United States of America unless set out to the contrary.

Prior to the Credit Agreement Cessation Date, to the extent any reference is made to a defined term or accounting concept used in the Credit Agreement, such defined term or accounting concept shall be interpreted as provided under the Credit Agreement unless otherwise provided herein; provided that, following the occurrence of a Credit Agreement Cessation Date, to the extent any reference is made to a defined term or accounting concept used in the Credit Agreement immediately prior to the Credit Agreement Cessation Date, such defined term or accounting concept shall be interpreted as provided under the Credit Agreement immediately prior to the Credit Agreement Cessation Date unless otherwise provided herein.

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For purposes of converting any amount available to be drawn or any amount of unreimbursed drawing(s) under outstanding Credits denominated in Canadian dollars, into US dollars, on any date of determination, the Bank shall convert such amount at the rate of exchange quoted by the Bank of Canada at approximately the close of business one day before such date of determination, or if such day is not a Business Day, the Business Day immediately preceding such day.

2.	Facility. Subject to the terms and conditions of this Agreement, the Facility shall be available for and during the Availability Period by way of issuances of Credits, including IRB Credits, denominated in Canadian dollars or U.S. dollars. The Applicant may from time to time, pursuant to one or more Applications, request that the Bank issue one or more Bank Credits for the account of the Applicant, or its direct or indirect subsidiaries, or amend or extend one or more Bank Credits, subject to the terms and conditions contained herein.

The Bank shall issue or amend each Bank Credit on the proposed issuance date or date of amendment, as applicable, contained in the applicable Application so long as such Application (other than for IRB Credits) is received not later than 1:00 p.m. Eastern Time at least two Business Days (or such fewer days and/or later time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. The timing of submission of any Application with respect to an IRB Credit shall be as agreed and determined between the Bank and the Applicant in such instance. In the case of a request for an initial issuance of a Bank Credit, the related applicable Application shall specify in form and detail reasonably satisfactory to the Bank: (a) the proposed issuance date of the requested Bank Credit (which shall be a Business Day); (b) the amount and denominating currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in the case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the purpose and nature of the requested Bank Credit; and (h) such other matters as the Bank may reasonably require. In the case of a request for an amendment of any outstanding Bank Credit, such Application shall specify in form and detail reasonably satisfactory to the Bank (w) the Bank Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Bank may reasonably require.

The Applicant may also request and authorize the Bank to request and authorize another financial institution acceptable to the Bank in its sole discretion (any such other institution being a “correspondent”) to issue or amend or extend one or more irrevocable standby letters of credit or irrevocable letters of guarantee (each, a “Bank-Supported Credit”) against a supporting Bank Credit.

Promptly after its delivery of any Credit, or an amendment to a Credit, to an advising bank with respect thereto or to the beneficiary thereof, the Bank will use commercially reasonable efforts to also deliver to the Applicant a true and complete copy of such Credit or such amendment to a Credit.

3.	Maximum Available Amount: The aggregate face amount of all Credits issued and outstanding under the Facility shall at no time exceed the amount of the Commitment.

4.	Revolving Facility. Subject to the terms and conditions hereof, including, without limitation, Section 3 hereof, the Applicant’s ability to obtain Credits shall be fully revolving and accordingly, the Applicant may, during the Availability Period, obtain Credits to replace Credits that have expired or that have been drawn upon and reimbursed.

5.	Term of Credits. The Bank shall not be obligated to issue any Credit if (a) the expiry date of such requested Credit (other than an IRB Credit) would occur more than twenty-four (24) months after the date of issuance or the last renewal or extension (but may, in its sole discretion, agree to do so) or (b) if the expiry date of such requested Credit would occur after the Termination Date. Notwithstanding the foregoing, the Bank may, in its sole discretion, agree to issue a Credit with an expiry date occurring after the Termination Date, it being agreed that the Applicant shall provide cash collateral in respect of such Credit in accordance with Section 7 hereof or, alternatively, other credit support reasonably satisfactory to the Bank.

If the Applicant so requests in any applicable Application, the Bank may, in its sole discretion, agree to issue a Credit that has automatic extension provisions (each, an “Auto-Extension Credit”) provided that any Auto-Extension Credit must permit the Bank to prevent any such extension at least once prior to the expiry date of such Auto-Extension Credit by giving prior notice to the beneficiary thereof not later than a day prior to the expiry date of such Auto-Extension Credit to be agreed upon at the time such Credit is issued (the date of notice of non-extension, being the “Non-Extension Notice Date”). Unless otherwise directed by the Bank, the Applicant shall not be required to make a specific request to the Bank for any such extension. Notwithstanding the foregoing, the Bank shall not permit any such extension if it has received notice in writing from the Applicant on or before the day that is seven Business Days before the Non-Extension Notice Date not to permit such extension.

If the Applicant so requests in any applicable Application, the Bank may, in its sole discretion, agree to issue an IRB Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Credit”). Unless otherwise directed by the Bank, the Applicant shall not be required to make a specific request to the Bank for any such reinstatement. Notwithstanding the foregoing, if such Auto-Reinstatement Credit permits the Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Bank shall not permit such reinstatement if it has received notice from the Applicant on or before the day that is seven Business Days before the Non-Reinstatement Deadline not to permit such reinstatement.

6.	Reimbursement on Demand. Upon receipt from the beneficiary or its successor assigns under any Bank Credit (each, a “Beneficiary”) of a demand, draft, drawing or other request for payment (each, a “Demand”), the Bank shall notify the Applicant. So long as such notice is received by the Applicant not later than 12:00 p.m. Eastern Time (or, with respect to any IRB Credit, the time set forth therein) on the date of any payment of a Demand by the Bank (each such date, an “Honor Date”), the Applicant shall reimburse the Bank in an amount equal to the amount of such Demand on the Honor Date; provided, that if such notice is received after 12:00 p.m. Eastern Time (or, with respect to any IRB Credit, the time set forth therein) on the Honor Date, such reimbursement shall occur on the first Business Day occurring after such Honor Date. Notwithstanding the foregoing, if a time demand is made under a Bank Credit, the Bank may notify the Applicant of the amount and maturity date of such Demand and the Applicant will make such payment without demand sufficiently in advance of its maturity to enable the Bank to arrange for cover in same day funds to reach the place where such Demand is payable no later than the date of the maturity of such Demand. Each reimbursement or prepayment by the Applicant under this paragraph shall be made, either in the Local Currency equivalent of each Demand, (where “Local Currency” means the currency of the country in which the branch/agency of the Bank, set out on the written application of the Applicant, is located), paid or to be paid by the Bank, or in the currency in which the Bank is to make, has made, or may be called upon to make payment under the Bank Credit.

On each date on which any amount is due from the Applicant pursuant to this Agreement, the Applicant shall pay or cause to be paid the same to the Bank by delivering to the Bank an applicable wire transfer confirmation number evidencing the wire transfer of such amount to the Bank, in accordance with the Bank’s wire transfer instructions) by 3:00 p.m. Eastern Time on such date. If such amount is so paid after 3:00 p.m. Eastern Time on such date, such amount shall not be considered paid on such date, but shall be considered paid on the next Business Day and interest shall accrue thereon until such next Business Day, payable on demand, at the rate specified in Section 9 hereof.

Notwithstanding any other provisions to the contrary set forth herein, a Credit issued hereunder may contain a statement to the effect that such Credit is issued on behalf of any direct or indirect subsidiary or Affiliate of the Applicant, subject to the satisfaction of any requirements under applicable “know your customer” and anti-money laundering rules and regulations, with respect to such subsidiary or Affiliate; provided further, that notwithstanding such statement, the Applicant shall be the actual account party for all purposes of this Agreement for such Credit and such statement shall not affect the Applicant’s reimbursement obligations hereunder with respect to such Credit.

7.	Cash Collateral. The Applicant hereby agrees that if (a) any Credit remains outstanding on the Termination Date or (b) any Credit is issued with an expiry date that extends beyond the Termination Date, the Applicant shall, not less than seven (7) days prior to the Termination Date, deposit with, and pledge to, the Bank cash collateral with respect to such Credit in an amount equal to one hundred and two percent (102%) of the maximum undrawn face amount of such Credit and on terms satisfactory to the Bank; provided that, at the Applicant’s option, if acceptable to the Bank in its sole discretion, the Applicant may provide other credit support in lieu of such cash collateral. The Applicant hereby further agrees that if the Applicant ceases to have an Investment Grade Rating at any time after the Credit Agreement Cessation Date, and (a) any Credit is then outstanding or (b) any Credit is to be issued, the Applicant shall on or before the Credit Agreement Cessation Date or the issuance of such Credit, as applicable, deposit with, and pledge to, the Bank cash collateral with respect to such Credit in an amount equal to one hundred and two percent (102%) of the maximum undrawn face amount of such Credit and on terms satisfactory to the Bank; provided that, at the Applicant’s option, if acceptable to the Bank in its sole discretion, the Applicant may provide other credit support in lieu of such cash collateral; provided further that any obligations to provide such cash collateral shall cease at any time during which Applicant has an Investment Credit Rating. The obligations of the Applicant to provide cash collateral (or other credit support, as applicable) hereunder shall survive until all the obligations owing by the Applicant to the Bank hereunder have been paid in full and all Credits issued hereunder have expired. Where the Applicant is required to provide cash collateral pursuant to the terms of this Agreement, the Applicant agrees it will execute and deliver such security agreements, certificates and other documents as reasonably requested by Bank that are usual and customary in the case of the provision of cash collateral, and the Applicant agrees that the Bank shall be entitled to file any financing statements that may be required to perfect the security interest of the Bank in such cash collateral created by such security agreements, certificates and other documents.

8.	Payment of Commissions, Fees, and Expenses. The Applicant shall pay to the Bank or any applicable correspondent, in the relevant currency, in immediately available or similar funds, all commissions, fees, reasonable and documented out-of-pocket costs and charges in connection with or arising out of the issuance of each Credit, in each case, as agreed by the Applicant. In furtherance of the foregoing sentence, the Applicant agrees to pay the following:

(a)	Commitment Fee. to the Bank, a commitment fee in U.S. dollars, calculated at the rate per annum specified as the applicable “Commitment Fee Rate” in the table contained in the definition of “Applicable Rate” multiplied by the actual daily amount by which the Commitment exceeds the LC Obligations (the “Commitment Fee”). The Commitment Fee shall accrue at all times during the Availability Period. The Commitment Fee shall be determined daily, beginning on the first date of the Availability Period, and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, for the number of days elapsed and shall be due and payable (i) quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the date of this Agreement, and (ii) on the earlier of the Termination Date and the date on which the Commitment terminates. If there is any change in the Applicable Rate during any quarter, the Commitment Fee shall be determined based on the then-applicable “Commitment Fee Rate” for each day during such quarter that such “Commitment Fee Rate” was in effect.

(b)	LC Fee. to the Bank, a fee, in U.S. dollars for each Credit denominated in U.S. dollars, and in Canadian dollars for each Credit denominated in Canadian dollars, calculated at a rate per annum equal to the “LC Fee Rate” in the table contained in the definition of “Applicable Rate” multiplied by the face amount of such Credit (the “LC Fee”). The LC Fee shall be payable in arrears and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the date of issuance of such Credit, on the Termination Date, and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the LC Fee shall be determined based on the then-applicable LC Fee Rate for each day during such quarter that such LC Fee Rate was in effect. LC Fees for Credits denominated in U.S. dollars shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the number of days the Credit is outstanding during such period and LC Fees for Credits denominated in Canadian dollars shall be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, and the number of days the Credit is outstanding during such period.

(c)	to each correspondent, an up-front fee or commission in respect of each Bank-Supported Credit issued by such correspondent as agreed in writing with the Applicant or in accordance with such correspondent’s prevailing practices from time to time in the applicable currency, payable on the first Business Day after the end of each March, June, September and December;

(d)	all customary administrative, issuance, amendment, payment and negotiation fees of the Bank and each correspondent at such rates in accordance with the Bank's or such correspondent’s prevailing practice at the time of determination with respect to applicants with the same credit quality as the Applicant, with a minimum fee of the equivalent of US $100.00 in the applicable currency per amendment for the Bank; and

(e)	the expenses and fees set forth on Schedule B hereto.

Except as otherwise provided or agreed, commissions, fees, expenses and charges payable to (i) the Bank shall be payable quarterly (on the first Business Day after the end of each March, June, September and December) in arrears in each year commencing with the initial issuance of a Bank Credit and (ii) any applicable correspondent shall be payable as agreed in writing and when invoiced. The balance of unpaid commissions, fees, expenses and charges payable with respect to the Credits shall become immediately due and payable, at the Bank’s sole discretion, upon the earlier of (A) (i) the expiry date of the final outstanding Credit, if any, following the Termination Date, (ii) the Termination Date, and (iii) the occurrence of an Event of Default or (B) the date on which the Commitment terminates pursuant to Section 12 hereof.

9.	Payment of Interest. Subject to the other paragraphs of this Section 9, the Applicant agrees to pay to the Bank on demand (in the currency demanded) in respect of each Demand paid by the Bank or any correspondent and not reimbursed to the Bank under Section 6 hereof, and in respect of any other amounts payable to the Bank hereunder if not paid when due, interest on all such amounts due and unpaid, at the Canadian Prime Rate plus 2% per annum, in the case of amounts payable in Canadian dollars, and the Prime Rate plus 2% per annum, in the case of amounts payable in United States dollars, in each case calculated daily and payable monthly in arrears on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed, from and including the date payment is due up to but excluding the date such payment, and all interest thereon, is paid in full by the Applicant to the Bank.

Unless otherwise stated herein, all payments and deposits by the Applicant under this Agreement shall be in the currency in which the Credit is payable, except that the Bank may, at its option, require payments and deposits by the Applicant under this Agreement to be made in U.S. dollars if the Credit is payable in a different currency.

For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Notwithstanding anything to the contrary herein, the interest and any amount paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law including the Criminal Code (Canada) (the “Maximum Rate”). If the Bank shall receive interest and other amounts in an amount that exceeds the Maximum Rate, then, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary as follows:

(a)       first, by reducing the amount or rate of interest; and

(b)       thereafter, by reducing any fees, costs, expenses and other amounts required to be paid which would constitute interest (including for purposes of section 347 of the Criminal Code (Canada)).

10.	Obligations Absolute. The Applicant authorizes and directs the Bank to pay any Demand on demand (and in such currency as the Bank may determine to be appropriate under the circumstances and in compliance with the applicable Credit (it being understood that in making such determination, the Bank may exclusively rely on the documents presented to it in accordance with the terms of the applicable Credit as to any and all matters set forth therein), and as approved in writing by the relevant Beneficiary), without reference to or confirmation of the Applicant. The obligation of the Applicant to reimburse the Bank in accordance with Sections 6, 8 and 9 herein shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever and shall not be reduced by any Demand paid or acted upon being invalid, insufficient, inaccurate, false, fraudulent or forged or being subject to any defense or being affected by any right of set off, counter claim or recoupment which the Applicant may now or hereafter have against a Beneficiary, any other account party, the Bank, any correspondent or any other person for any reason whatsoever including the fact that any Credit is held by the Bank or any correspondent in its or their own right or the fact that the Bank or any correspondent paid a Demand or Demands (if applicable) aggregating up to the amount of any Credit notwithstanding:

(a)	any contrary instructions from the Applicant;

(b)	the occurrence of any event including, without limitation, the commencement of legal proceedings to prohibit payment of such Demand; or

(c)	the issuance of any order of any government, agency, governing body or court whether or not having jurisdiction in the premises.

Any payment, action, inaction or omission made, taken or suffered by the Bank or by any correspondent under or in connection with any Credit or any Demand made thereunder, other than (i) any payment, action, inaction or omission made, taken or suffered by the Bank which is determined by a final judgment of a court of competent jurisdiction to constitute gross negligence or willful misconduct or (ii) in connection with the Bank's willful failure to pay under any Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with any terms and conditions of a Credit, shall be binding upon the Applicant and shall not place the Bank, or any correspondent under any resulting liability to the Applicant. Without limiting the generality of the foregoing, the Bank and the correspondents may receive, accept or pay (as complying with the terms of the Credits), any Demand thereunder, otherwise in order, which may be signed by, or issued to, the administrator or any executor or liquidator of, or the trustee in bankruptcy of, or the receiver, receiver manager or interim manager for any property of, or other person or entity acting as the representative or in the place of, any applicable Beneficiary or its successors or assigns.

11.	Payment of Taxes. All payments by the Applicant to the Bank hereunder shall be made free and clear of and without deduction for any and all present and future taxes, levies and withholdings including stamp and documentary taxes, excluding taxes imposed on or calculated by reference to the net income, capital, profits or revenue of the Bank or under FATCA, taxes imposed on amounts payable to to the Bank hereunder pursuant to a law in effect on the date of issuance of each Credit hereunder, any taxes attributable to the bank’s failure to provide tax forms as specified in this Section or any taxes imposed by virtue of a former or current connection between the Bank and the jurisdiction imposing the tax (such non-excluded taxes, "Taxes"). If the Applicant is required by law to deduct any Taxes from or in respect of any amount paid or payable hereunder, such amount shall be increased as necessary so that the Bank receives an amount equal to the sum it would have received had no such deductions been made and the Applicant shall remit the same to the relevant taxing authority and provide to the Bank acceptable evidence of such remittance. The Bank shall also provide (x) an IRS Tax Form W-9, IRS Tax Form W-8BEN-E, or IRS Form W-8ECI, in each case, indicating the Bank is exempt from any U.S. federal withholding tax that would have applied with respect to payments hereunder if the Applicant were a US person for US tax purposes and (y) any other U.S., Canadian or other tax forms reasonably requested by the Applicant as being necessary or desirable to evidence the Bank’s entitlement to any exemption from, or reduction in the rate of Taxes. Without duplication of the foregoing, the Applicant will indemnify the Bank for any Taxes paid by the Bank in respect of any amount paid or payable by the Applicant hereunder. The provisions of this Section shall survive payment in full hereunder. The Bank shall use reasonable efforts to reduce amounts payable hereunder and return to the Applicant any refund of amounts as to which it has been indemnified by the Applicant, in each case, to the extent the Bank is not subject to a material prejudice as a result thereof (provided that the Applicant, upon request from the Bank, agrees to repay the amount paid over to the Applicant in the event the Bank is required to repay any such refund). For this purpose, FATCA means Section 1471-1474 of the U.S. Internal Revenue Code and regulations, agreements and other official guidance thereunder. The Bank represents and warrants that it is a resident of Canada for purposes of the Income Tax Act (Canada) and that it shall issue any Credits hereunder from a lending office located in Canada.

12.	Commitment Termination Events. The Commitment of the Bank shall terminate upon the earliest to occur of: (i) the Termination Date, (ii) the occurrence of an Event of Default pursuant to Section 13(e) hereof, and (iii) the Bank terminating the Commitment pursuant to Section 14(a) hereof following an Event of Default. Upon the occurrence of any of the foregoing events any outstanding Credits shall be cash collateralized (or, at the Applicant’s option, if acceptable to the Bank in its sole discretion, the Applicant may provide other credit support in lieu of such cash collateral) in accordance with Sections 7 and 14(c).

13.	Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

(a)	the non-payment of any of the obligations of the Applicant;

i.	under Section 6 hereof when due;

ii.	under Section 8 or Section 9 hereof when due, and such failure shall continue unremedied for a period of five (5) Business Days; and

iii.	under this Agreement (other than Sections 6, 8 and 9 hereof) when due, and such failure shall continue unremedied for a period of ten (10) Business Days;

(b)	the failure of the Applicant to perform or observe any obligation, term or covenant in this Agreement (other than those specified in clause (a) above) within thirty (30) days after written notice of such failure having been given to the Applicant by the Bank or any correspondent;

(c)	any representation or warranty made in Section 18 herein proves to have been false in any material respect upon the date when made or repeated;

(d)	(i) the Applicant or any of its Subsidiaries fails to pay at maturity, or within any applicable period of grace, any and all obligations for borrowed money (other than indebtedness under this Agreement) or any guaranty with respect thereto; or (ii) the Applicant or any of its Subsidiaries fails to observe or perform any term, covenant, or any other agreement or condition contained in any agreement or instrument by which it is bound, evidencing or securing borrowed money or any guaranty with respect thereto within any applicable grace period, or any other event occurs or condition exists under any such agreements or instruments, in each case, for such period of time as would (after the giving of appropriate notice if required) permit the holder or beneficiary of such indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to accelerate the maturity thereof or require such indebtedness to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), repurchased or defeased prior to its stated maturity; provided that, a default, event or condition described in clause (i) or (ii) of this Section 13(d) shall not at any time constitute a Default or an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 13(d) has occurred and is continuing with respect to indebtedness, the outstanding principal amount of which exceeds, in the aggregate, $100,000,000; provided further that, this Section 13(d) shall not apply to (A) any term, covenant or any other agreement, instrument, event or condition under any intercompany financing between or among the Applicant and/or any of its direct or indirect wholly-owned Subsidiaries (unless any enforcement action is taken against the Applicant and/or any of its direct or indirect wholly-owned Subsidiaries with respect to such intercompany financing (including requiring prepayment thereunder) as a result thereof (it being understood that a permitted or consensual prepayment of any such intercompany financing arrangement in connection with another intercompany transaction (or series of transactions) shall not be considered an enforcement action)); (B) any voluntary prepayment, repurchase or redemption applicable to an individual affected holder of indebtedness as a result of provisions under the applicable indebtedness relating to changes in tax laws; and (C) any mandatory prepayment, repurchase or redemption applicable to an individual holder of indebtedness as a result of any Sanctions event; provided further that, any offer to prepay, repurchase or redeem any of the foregoing in connection with a change of control offer with respect to the Applicant shall not constitute a Default or an Event of Default under this Section 13(d) until such time as the consummation of such prepayment, repurchase or redemption connected with such change of control offer;

(e)	(i) the Applicant institutes or consents to the institution of any proceeding under any debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Applicant and the appointment continues undischarged or unstayed for sixty (60) days; or (iii) any proceeding under any debtor relief law relating to the Applicant or to all or any material part of its property is instituted without the consent of the Applicant and continued undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or (iv) the Applicant becomes unable generally to pay its debts as they become due;

(f)	Prior to the Credit Agreement Cessation Date, an “Event of Default” as defined under the terms of the Credit Agreement shall have occurred and be continuing after giving effect to any applicable cure or grace period or notice requirements contained therein; or

(g)	(i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said act) of twenty-five percent (25%) or more of the equity interests of the Applicant entitled to vote for members of the board of directors of the Applicant; or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Applicant on the first day of such period cease to constitute a majority of the board of directors unless such new directors were approved by a majority of the directors who were directors on the first day of such period; provided, however, that any such change of control described in this Section 13(g) resulting from an acquisition, merger, amalgamation or consolidation permitted under the Credit Agreement shall not constitute a Default or an Event of Default hereunder provided that such change of control does not involve any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said act) of thirty-five percent (35%) or more of the equity interests of the Applicant entitled to vote for members of the board of directors of the Applicant.

14.	Remedies. If any Event of Default shall have occurred and be continuing, or the Commitment of the Bank shall have terminated pursuant to Section 12, the Bank may exercise any one or more of the following rights and remedies:

(a)	The Bank may terminate its Commitment (if not already terminated) by written notice to the Applicant and the obligation of the Bank to issue any Credit, if any such Credit has not yet been issued, shall terminate;

(b)	The Bank may, at the option of the Bank, declare any and all outstanding obligations of, and all accrued and unpaid amounts then outstanding owed by, the Applicant under this Agreement to be immediately due and payable, and such amounts shall thereupon become due and payable upon written demand to the Applicant, provided that upon the occurrence of an Event of Default under paragraph 13(e), such acceleration shall automatically occur (unless such automatic acceleration is waived by the Bank in writing to the Applicant);

(c)	The Bank may, in its sole discretion, demand by written notice to the Applicant, and thereby obligate the Applicant to provide and maintain, cash collateral (or, at the Applicant’s option, if acceptable to the Bank in its sole discretion, other credit support in lieu of such cash collateral) in an amount equal to 102% of the amount from time to time available under the Credit or Credits plus the amount of any other obligations of the Applicant that are due and unpaid under this Agreement. Any such cash collateral (or other credit support, as applicable) shall be held by the Bank in an interest bearing account or in such other form as may be agreed upon in writing with the Applicant, to secure the Applicant’s potential reimbursement obligations (based upon the Bank’s contingent obligations under the Credit or Credits) and to pay any of the Applicant’s obligations when due hereunder; provided that, any cash collateral (or other credit support, as applicable) required to be provided or maintained under this Section 14(c) shall be released to the Applicant promptly following the discontinuance of any Event of Default hereunder;

(d)	The Bank may pursue any rights or remedies it may have under this Agreement; and/or

(e)	The Bank may pursue any other action or remedy available at law or in equity.

15.	Set-Off. Upon payment by the Bank of any Demand or upon the occurrence and during the continuance of any Event of Default, or following the termination of the Commitment pursuant to Section 12, the Bank is hereby authorized to set-off and apply any and all deposits (at any time held) in an account owned by the Applicant (but not any of its direct or indirect subsidiaries) and other indebtedness at any time owing by the Bank to or for the credit of the account of the Applicant (but not any of its direct or indirect subsidiaries) against any and all obligations of the Applicant now or hereafter existing under this Agreement irrespective of whether or not the Bank shall have made demand under this Agreement and despite such deposit, indebtedness or obligation being unmatured or contingent. The rights of the Bank under this Section 15 are in addition to any other rights and remedies which the Bank may have.

16.	Indemnification. The Applicant agrees to indemnify the Bank and each Related Party of the Bank (the “Indemnified Parties”) against and hold the Indemnified Parties harmless from, any and all claims, damages, losses, liabilities, and related expenses (including settlement costs and the reasonable and documented out-of-pocket fees of any counsel for the Indemnified Parties; provided that for any individual claim or series or related claims, this indemnity shall only apply to the legal fees of one primary outside U.S. counsel and one primary outside Canadian counsel, if applicable, and any reasonably necessary local outside counsel (if any), for all Indemnified Parties, unless the representation of all Indemnified Parties by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case this indemnity shall also apply to the legal fees of additional outside counsel to such conflicted Indemnified Parties) incurred by any Indemnified Party or asserted against any Indemnified Party by any person (including the Applicant) other than such Indemnified Party and its Related Parties arising out of, as a result of (i) the execution or delivery of this Agreement, an agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement, (ii) any Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Bank to honor a Demand under a Credit if the documents presented in connection with such Demand do not strictly comply with the terms of such Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Applicant, and regardless of whether any Indemnified Party is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Applicant against such Indemnified Party for a material breach of such Indemnified Party’s obligations (if any) hereunder or under any Credit, if the Applicant has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 16 shall not apply with respect to taxes other than any taxes that represent claims, losses, liabilities, costs or expenses arising from a non-tax claim. Promptly after receipt by any Indemnified Party of notice of the commencement, or threatened commencement, of any action subject to the indemnities contained in this Section 16, the Bank shall promptly notify the Applicant thereof; provided, however, that the failure of the Bank so to notify the Applicant will not affect the obligation of the Applicant to indemnify such Indemnified Party with respect to such action or any other action pursuant to this Section 16. The obligations of the Applicant under this Section 16 shall survive payment of any funds due under this Agreement, the expiration of any Credit or any termination of this Agreement.

Absent gross negligence or willful misconduct on its part (as determined by a final non-appealable judgment of a court of competent jurisdiction), the Bank shall not in any way be responsible or have any liability for the form, correctness, genuineness, authority of any person signing, falsification or legal effect of any documents called for under any Credit if such documents on their face appear to be in order.

17.	Judgment Currency. If for the purpose of obtaining judgment in a court or tribunal in any jurisdiction it is necessary to convert an amount due hereunder in any currency (the "Obligation Currency") to an equivalent amount of another currency (the "Judgment Currency") such conversion shall be made at the rate of exchange quoted by the Bank of Canada at 10:00 a.m. (Eastern time) on the Business Day immediately prior to the date of judgment. As a separate obligation which shall not be affected by judgment being obtained for other sums due hereunder, if the rate of exchange used to determine such equivalent amount is different from the rate of exchange prevailing on the date of actual payment of the amount so due, then the Applicant will pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount of the Judgment Currency received by the Bank will be sufficient to permit the Bank to convert such amount of the Judgment Currency to an amount in the Obligation Currency equal to the amount of the Obligation Currency owed hereunder. If the amount of the Judgment Currency so purchased is greater than the sum originally due to the Bank in such currency, the Bank agrees to return the amount of any excess to the Applicant (or to any other person who may be entitled thereto under applicable law).

18.	Representations and Warranties. The Applicant represents and warrants to the Bank as of the date of this Agreement and as of the date of issuance of each Credit hereunder, as follows:

(a)	it is a duly incorporated and validly existing corporation under the laws of its jurisdiction of formation and has all corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	the entering into and the performance by it of this Agreement:

i.	have been duly authorized by all necessary corporate or other action on its part, and will not cause any limit of authorization for incurring credit extensions binding upon it to be exceeded;

ii.	do not and will not violate (A) its articles of incorporation or organization, by-laws or other constituting documents or (B) any law, statute, rule or regulation applicable to it in any manner which could reasonably be expected to have a Material Adverse Effect;

iii.	do not and will not result in a breach of or constitute (with or without the giving of notice, the lapse of time or both) a default under (in any manner which could reasonably be expected to have a Material Adverse Effect) or require any consent under any contract or agreement to which it is a party or by which it or its property is bound, to the extent not already obtained; and

iv.	do not require the consent or approval of any governmental authority, person or other entity to the extent not already obtained;

(c)	this Agreement and each Application has been or will be duly executed and delivered by the Applicant and constitutes or will constitute a valid and binding obligation of the Applicant enforceable against it in accordance with its terms, subject to the availability of equitable remedies and the effect of bankruptcy, insolvency and similar laws affecting the rights of creditors generally;

(d)	the Applicant and its Subsidiaries conduct and, during the period not barred by applicable statutes of limitation, have conducted, in each case, their businesses in compliance in all material respects with the the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-money laundering and terrorist financing, and other applicable anti-corruption legislation in other jurisdictions.

(e)	neither the Applicant nor any of its Subsidiaries, nor, to the knowledge of the Applicant and its Subsidiaries, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, (C) a person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (Canada) with which a Canadian person cannot deal with or otherwise engage in business transactions, or (d) located, organized or resident in a Designated Jurisdiction. The Applicant and its Subsidiaries (i) conduct their businesses in compliance in all material respects with all applicable Sanctions, (ii) during the period not barred by applicable statutes of limitation, have conducted their businesses in compliance in all material respects with all applicable Sanctions and (iii) have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(f)	no Default or Event of Default has occurred and is continuing.

19.	Conditions Precedent. The effectiveness of this Agreement is subject to the Bank receiving, on or prior to the date of this Agreement, each of the following in form and substance satisfactory to it:

(a)	duly executed copies of this Agreement;

(b)	a certificate signed by a senior officer of the Applicant attaching and certifying as true and accurate (i) copies of its articles of incorporation or organization, by-laws and other constituting documents, (ii) an incumbency schedule listing its officers and directors authorized to sign this Agreement, with specimens of the signatures of those who are executing this Agreement; and (iii) copies of the authorizing resolutions and other corporate proceedings taken to authorize it to execute, deliver and perform its obligations under this Agreement, and certifying as to such other customary matters as the Bank shall reasonably require;

(c)	up-to-date certificates of existence or certificates of status evidencing the corporate existence and good standing of the Applicant issued by the applicable governmental authority in its jurisdiction of incorporation or organization;

(d)	customary opinion(s) of counsel to the Applicant, dated the date of this Agreement, as to such customary matters as the Bank may reasonably request; and

(e)	all documentation and other information reasonably requested by the Bank under applicable “know your customer” and anti-money laundering rules and regulations.

The foregoing conditions are for the exclusive benefit of the Bank and may be waived by the Bank in whole or in part in its sole discretion.

20.	Conditions for the Issuance of Each Credit. The obligation of the Bank to honour any request for the issuance of a Credit is subject to the following conditions precedent:

(a)	receipt by the Bank of the Applicant’s duly executed Application and all other certificates or documents as the Bank may reasonably request, in each case, in form and substance satisfactory to the Bank acting in its reasonable discretion;

(b)	the Commitment shall not have terminated pursuant to Section 12 hereof, or no Default or Event of Default shall exist, or would result from the issuance of such Credit; and

(c)	the representations and warranties of the Applicant contained herein shall be true and correct in all material respects (except to the extent already qualified by materiality which such representation and warranties shall be true and correct in all respects) on and as of the date of such request for the issuance of such Credit (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality which such representations and warranties shall be true and correct in all respects) as of such earlier date.

21.	AML Legislation. The Applicant acknowledges that, pursuant to applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws, rules and regulations (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Bank may be required to obtain, verify and record information regarding the Applicant, its directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Applicant, and the transactions contemplated hereby. The Applicant shall, promptly following a written request by the Bank, provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

22.	Change in Law. If any Change in Law made or issued after the date of execution of this Agreement) affects or would affect the amount of capital required or expected to be maintained by the Bank, and the Bank determines in good faith but in its sole and absolute discretion that the rate of return on its capital as a consequence of the Credits issued by the Bank is reduced to a level below that which the Bank could have achieved but for the occurrence of any such circumstance (taking into consideration the Bank’s policies with respect to capital adequacy and liquidity), then upon written notice from time to time by the Bank to the Applicant and a certificate from the Bank setting forth the amount or amounts necessary to compensate the Bank together with a brief explanation for the increased costs and the basis for the calculation thereof, the Applicant shall within ten (10) days following receipt of such written notice and certificate pay directly to the Bank, additional amounts sufficient to compensate, on a prospective basis only (and not for any time prior to the date the notice and certificate is received), the Bank for such reduction in rate of return. A statement (along with supporting calculations) of the Bank as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Applicant. In determining such amount, the Bank may use any customary method of averaging and attribution that it in its reasonable discretion shall deem applicable.

23.	Costs, Expenses, Attorney’s' Fees. The Applicant shall pay following the receipt of a reasonably detailed invoice (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank and its Affiliates (limited, in the case of attorneys’ fees, to the reasonable and documented out-of-pocket fees, charges and disbursements of one U.S. counsel and one outside Canadian counsel, for the Bank and its Affiliates, collectively), in connection with the preparation, due diligence, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank in connection with the issuance, amendment, renewal or extension of any Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Bank incurred in connection with the transactions contemplated hereby; provided that, for any individual enforcement action or series or related actions, the Applicant shall not be required to pay legal fees, charges and disbursements of more than one primary outside U.S. counsel and one primary outside Canadian counsel, and any reasonably necessary local outside counsel (if any), for the Bank and its Affiliates, unless the representation of all such persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case the Applicant shall also be required to pay the legal fees, charges and disbursements of additional outside counsel to such conflicted persons), in connection with the enforcement or protection of its rights (A) in connection with this Agreement, including its rights under this Section 23, or (B) in connection with the Credits made or issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credits. The obligations of the Applicant under this Section 23 shall survive payment of any funds due under this Agreement, the expiration of any Credit or any termination of this Agreement.

24.	Issuances/Extensions/Renewals. The Bank shall not be under any obligation to issue, amend or renew any Credit if (i) any order, judgment or decree of any Governmental Authority, court or arbitrator shall enjoin or restrain the Bank from issuing such Credit or any applicable law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request the Bank refrain from, issuing, amending or renewing letters of credit, letters or guarantee or counter-guarantees generally or such Credit in particular or shall impose upon the Bank with respect to such Credit any restriction, reserve or capital requirements (for which the Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Bank in good faith deems to be material; or (ii) with respect to a particular type of Credit, the issuance of such Credit would violate one or more policies of the Bank applicable to letters of credit, letters of guarantee or counter guarantee generally, as the case may be. In addition, the Bank shall not be under any obligation to amend any Credit if (i) the Bank would not have any obligation at such time to issue such Credit in its amended form under the terms hereof or (ii) the Beneficiary of such Credit does not accept the proposed amendment to such Credit.

25.	Reporting Covenants. So long as there are Credits outstanding, the Applicant shall deliver to the Bank:

(a)	within five (5) days after the filing with the Securities and Exchange Commission of the Applicant’s Annual Report on Form 10-K (or such similar report to be filed for a “foreign private issuer” as defined by applicable securities laws, rules or regulations) with respect to each fiscal year (and in any event within one hundred (100) days after the end of such fiscal year), the consolidated balance sheets of the Applicant and its consolidated Subsidiaries as at the end of such year, and the related consolidated statements of income and cash flows of the Applicant and its consolidated Subsidiaries, each setting forth in comparative form (to the extent applicable and, in any event, without requiring restatements of discontinued operations unless otherwise required by GAAP or if otherwise included in the financial statements filed with the Securities and Exchange Commission) the figures for the previous fiscal year, all such financial statements to be in reasonable detail, prepared in accordance with GAAP;

(b)	within five (5) days after the filing with the Securities and Exchange Commission of the Applicant’s Quarterly Report on Form 10-Q (or such similar report to be filed for a “foreign private issuer” as defined by applicable securities laws, rules or regulations) with respect to each of the first three (3) fiscal quarters of each fiscal year (and in any event within 60 days after the end of each such fiscal quarter), copies of the consolidated balance sheets of the Applicant and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows of the Applicant and its consolidated Subsidiaries as at the end of such quarter, subject to normal year-end adjustments and the absence of footnotes, all in reasonable detail and prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c)	contemporaneously with delivery of the financial statements referenced in Section 25 (a) and (b) above, a certificate from a senior officer of the Applicant, indicating (i) the statements fairly represent the financial position and results of operations of the Applicant and its consolidated Subsidiaries for the period then ended on a consolidated basis in accordance with generally accepted accounting principles consistently applied except where noted therein, and (ii) no Event of Default has occurred under this Agreement; and

(d)	contemporaneously with delivery of the financial statements referenced in Section 25 (a) and (b) above, a certificate of a senior officer of the Applicant, setting forth in reasonable detail calculations of the Applicant’s Leverage Ratio (a “Compliance Certificate”);

(e)	prompt notice of any Event of Default, which specifies the nature and period of existence of the default and the action the Applicant proposes to take thereto; and

(f)	such other information as the Bank may reasonably request from time to time.

Prior to the Credit Agreement Cessation Date, the reporting covenants stated herein under Sections 25 (a) – (d) shall be automatically deemed satisfied if the Applicant meets the reporting obligations set out under Section 6.04 of the Credit Agreement (or any successor to that section).

26.	Financial Covenant. Prior to the occurrence of the Credit Agreement Cessation Date, the Applicant shall not permit, as of the last day of each of its fiscal quarters, its Leverage Ratio to exceed the maximum ratio then permitted in the Credit Agreement for such fiscal quarter.

27.	Pari Passu Ranking. The Applicant will ensure that, at all times, its obligations under this Agreement constituting unconditional and unsubordinated indebtedness shall rank at least pari passu in right of payment with all of its other present and future unsecured and unsubordinated indebtedness.

28.	Cancellation of Commitment. The Applicant may, at any time, upon giving at least five (5) Business Days prior notice to the Bank, cancel in full or, from time to time, permanently reduce in whole or in part the amount of the Commitment, provided that, no such cancellation or reduction would cause the amount of the Commitment to be less than the LC Obligations, and provided further, that any reduction of the amount of the Commitment shall be in a minimum amount of US$1,000,000 and increments of US$500,000.

29.	Notices. Any notice required or permitted to be given hereunder will be in writing, will be addressed to the party to be notified at the address set forth below, or at such other address as each party may designate for itself from time to time by notice hereunder, and will be deemed to have been validly given at the earliest of (i) the time actually received by the recipient; (ii) five days following deposit in the mail in Canada or the United States, with proper postage for certified or registered mail prepaid, (iii) the next Business Day after notice was delivered to a regularly scheduled overnight delivery carrier, (iv) upon confirmation of receipt of notice given by email or personal delivery or (v) for transmission by facsimile, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) with confirmation of transmission by the transmitting equipment:

To the Applicant:

Waste Connections, Inc.

3 Waterway Square Place, Suite 110

The Woodlands, TX 77380 USA

Attention: Mary Anne Whitney – Executive Vice President and Chief Financial Officer

Telephone: 832-442-2253

Email: maryanne.whitney@wasteconnections.com

with a copy to:

Waste Connections, Inc.

3 Waterway Square Place, Suite 110

The Woodlands, TX 77380 USA

Attention: Robert M. Cloninger – Vice President, Deputy General Counsel and Assistant Secretary

Telephone: 832-442-2200

Email: robert.cloninger@wasteconnections.com

To the Bank:

The Bank of Nova Scotia
GWS Loan Operations
720 King Street West, 2nd Floor
Toronto, Ontario, M5V 2T3
Attention:         Loan Administration
Telephone:      416-645-7167
Facsimile:        416-350-5158

Email: corporatelending.invoicing@scotiabank.com

Business:

The Bank of Nova Scotia

250 Vesey Street, 23rd Floor

New York, New York, 10281

Attention: Juna Paluka

Telephone: 1.212.225.6228

Email: juna.paluka@scotiabank.com

Each of the Applicant and the Bank may change its respective contact person, address, facsimile, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto.

30.	Applicable Laws. Except as otherwise expressly agreed by the Bank and the Applicant with respect to any Credit, each Credit that is a standby letter of credit shall be subject to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce, (the “UCP”), or the International Standby Practices as most recently published by the same organization, (the “ISP”). This Agreement, the transactions described herein and the obligations of the Bank and the Applicant shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of law that may apply the laws of another jurisdiction, except, with respect to any Credit issued by the Bank that is a standby letter of credit, to the extent that such laws are inconsistent with the UCP, or ISP and except, with respect to a letter of guarantee issued by the Bank, to the extent that such laws are inconsistent with the laws under which a drawing may be made under such letter of guarantee. Bank-Supported Credits shall be subject to applicable laws and/or practices as may by their terms or otherwise be applicable. THE APPLICANT AND THE BANK AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY IN ACCORDANCE WITH SECTION 29, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CREDIT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

THE APPLICANT AGREES THAT THE BANK SHALL HAVE THE RIGHT TO PROCEED AGAINST THE APPLICANT OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE BANK TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK. EACH PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE BANK HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

31.	Miscellaneous. This Agreement shall be binding upon each of the parties hereto and their respective successors, transferees and assigns and shall inure to the benefit of the parties hereto and their respective successors, transferees and assigns or each of them. The Applicant shall not be entitled to assign or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of the Bank, which consent shall not be unreasonably withheld; provided that, in accordance with the last sentence of Section 6, this sentence shall not preclude the Applicant from requesting a Credit to be issued for the benefit of any of its direct or indirect subsidiaries or Affiliates. The Bank may not assign or transfer all or any of its rights, benefits and obligations hereunder to any person without the prior written consent of the Applicant (which consent shall not be unreasonably withheld or delayed), unless an Event of Default has occurred and is continuing at the time of such assignment, in which case the consent of the Applicant shall not be required; provided that no partial assignments by the Bank shall be permitted. The Bank shall provide the Applicant with prior written notice of any proposed assignment or transfer of any of its rights or obligations hereunder, which such notice shall include the name and address of the proposed transferee and shall confirm that the proposed transferee is either a resident of Canada within the meaning of the Income Tax Act (Canada), or deals at arm’s length, within the meaning of the Income Tax Act (Canada), with the Applicant. In addition, the Bank shall maintain at one of its offices a copy of each assignment and transfer delivered to it and a register for the recordation of the names and addresses of the assignees and transferees, and the commitments of, and principal amounts (and stated interest) of the Credits owing to, each assignee and transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Applicant and the Bank shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Applicant, at any reasonable time and from time to time upon reasonable prior notice. Any provision of this Agreement which is void or unenforceable shall be ineffective to the extent void or unenforceable and shall be severable from the other provisions hereof and this Agreement shall be interpreted as if such provision were not included herein. None of the terms of this Agreement shall be amended or waived except in writing signed by the Bank and the Applicant and any waiver by the Bank and/or the Applicant shall not constitute any further waiver. Whenever any payment or performance under this Agreement would otherwise be due on a day other than a Business Day, such payment shall be made on the next following Business Day, unless the next following Business Day is in a different calendar month, in which case the payment shall be made on the preceding Business Day.

32.	Headings. The captions and headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

33.	Further Assurances. At the request of the Bank, the Applicant shall each do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Bank, be necessary or desirable in order to fully perform and carry out the purpose and intent of this Agreement.

34.	Counterparts and Facsimile. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile or other electronic copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement.

35.	Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed, subject to the provisions set forth in this Section 35, (a) to its Affiliates and to its Related Parties (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority, purporting to have jurisdiction over such person or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Applicant or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 35 or (y) becomes available to the Bank or any of its Affiliates on a nonconfidential basis from a source other than the Applicant. In addition, the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Bank in connection with the administration of this Agreement and the Commitment. For purposes of this Section, “Information” means all information received from the Applicant or any of its direct or indirect subsidiaries relating to the Applicant, any direct or indirect subsidiary or any of their respective businesses, other than any such information that is available to either the Bank on a nonconfidential basis prior to disclosure by the Applicant or any direct or indirect subsidiary, provided that, in the case of information received from the Applicant or any direct or indirect subsidiary after the date of this Agreement, such information is clearly identified at the time of delivery as confidential (other than Information concerning financial performance or metrics, operating plans, notices, Information concerning certain events affecting the operations or business of the Applicant or its direct or indirect subsidiaries, certificates under this Agreement, or compliance materials under this Agreement, or otherwise provided under Section 25 of this Agreement (i.e., such Information provided under such sections does not need to be labelled confidential to be treated as confidential)).

The Bank acknowledges that (a) the Information may include material non-public information concerning the Applicant and any of its direct or indirect subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, rule or regulation including United States Federal, Canadian Federal, state, provincial and territorial securities laws, rules and regulations to the extent applicable.

Notwithstanding the foregoing, unless specifically prohibited by applicable law, rule or regulation or court order, the Bank and each of their respective Affiliates shall, prior to disclosure thereof, notify the Applicant of any request for disclosure of any such non-public information by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the Bank or such Affiliate by such Governmental Authority) or pursuant to legal process.

The provisions of this Section 35 do not apply to any proceedings between the parties to this Agreement.

36.	Extension of Termination Date and/or Increase of Commitments. The Applicant may from time to time request that the Bank (a) extend the Termination Date for an additional one-year period or more and/or (b) increase the Commitments provided hereunder . The Bank shall not have any obligation to extend the Termination Date or increase the Commitments. If the Bank agrees, in its sole discretion, to extend the Termination Date and/or increase the Commitments, the Applicant shall deliver to the Bank such certificates and other documents as the Bank may reasonably request at the time of effectiveness of such extension and/or increase.

37.	ENTIRE AGREEMENT. THIS AGREEMENT AND THE CREDITS ISSUED HEREUNDER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WASTE CONNECTIONS, INC.

By:	/s/ Mary Anne Whitney
Name:	Mary Anne Whitney
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NOVA SCOTIA

By:	/s/ E.F. Braniotis
Name:	E.F. Braniotis
Title:	Managing Director

Schedule “A”

DEFINITIONS

“Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified person.

“Applicable Rate” means, for any day, in respect of the LC Fee and the Commitment Fee, from time to time, the following percentages per annum, based upon the Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Bank in accordance with the terms of the Credit Agreement, or following the occurrence of a Credit Agreement Cessation Date, pursuant to Section 25(d) hereof, provided however, that the initial Applicable Rate on the date of this Agreement shall be that as set forth at Level II.

Level	Leverage Ratio	LC Fee Rate	Commitment Fee Rate
I	≥3.15:1.00	0.850%	0.100%
II	<3.15:1.00	0.650%	0.070%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate if received by the Bank, provided however, if a Compliance Certificate is not delivered within ten (10) days after the time periods specified in the Credit Agreement, or, following a Credit Agreement Cessation Date, Section 25(d) hereof, Level I (as set forth in the table above) shall apply as of the first Business Day thereafter until the Compliance Certificate is delivered.

“Application” shall mean a written application from the Applicant in form and substance satisfactory to the Bank requesting the Bank to (i) issue, amend, extend or renew, at the Bank’s reasonable discretion, a Bank Credit and/or (ii) to request and authorize the Bank to request and authorize a correspondent to issue, amend, extend or renew a Bank-Supported Credit, which may be stated to be for the account of the Applicant or another specified party acceptable to the Bank in its sole discretion.

“Auto-Extension Credit” has the meaning given to such term in Section 5 hereof.

“Auto-Reinstatement Credit” has the meaning given to such term in Section 5 hereof.

“Availability Period” means the period commencing on the date on which the conditions precedent in Section 19 are satisfied or waived and ending on the earlier of (i) the date on which the Commitment terminates in accordance with Section 12 and (ii) Termination Date.

“Bank Credit” shall mean an irrevocable standby letter of credit or an irrevocable letter of guarantee issued by the Bank, including an IRB Credit.

“Bank-Supported Credit’ has the meaning given to such term in Section 2 hereof.

“Beneficiary” has the meaning given to such term in Section 6 hereof.

“Business Day” shall mean any day other than (i) Saturday or Sunday, or (ii) a day on which banks located in New York, New York, or in Toronto, Ontario are required or authorized by law or executive order to close or remain closed.

“Canadian Prime Rate” means a fluctuating interest rate per annum (as is in effect from time to time) which is the interest rate per annum announced and adjusted from time to time by the Bank, as applicable, as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans made by it in Canada.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority announced after the date of this Agreement or (c) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. For purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have been introduced or adopted after the date hereof regardless of the date enacted or adopted and shall constitute a “Change in Law” and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III”, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and shall constitute a Change in Law.

“Commitment” means, with respect to the Bank, its obligation to issue Credits pursuant to the terms and conditions of this Agreement, in an aggregate principal amount any time outstanding not to exceed the greater of (a) $95,000,000 (or the Canadian dollar equivalent thereof) and (b) the “Commitment” as increased pursuant to Section 36 hereof, if applicable.

“Commitment Fee” has the meaning specified in Section 8(a) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling”, “Controls”, and “Controlled” have meanings correlative thereto.

“Credit” means a Bank Credit or a Bank-Supported Credit.

“Credit Agreement” shall mean the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 30, 2021, among the Applicant, as borrower, Bank of America, N.A., acting through its Canada Branch, as Global Agent, Swing Line Lender and an L/C Issuer, Bank of America, N.A. as the U.S. Agent, and an L/C Issuer, and the other financial institutions party thereto as agents and lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, which constitute the primary bank credit facility of the Applicant.

“Credit Agreement Cessation Date” means the earliest date on which (i) the Credit Agreement is terminated without renewal, extension or replacement, or (ii) the obligations of the Applicant thereunder terminate without replacement or refinancing, or (iii) the Bank ceases to be a party to the Credit Agreement.

“Debt Rating” means the debt rating of the Applicant’s public non-credit enhanced, senior unsecured long-term debt”.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Demand” has the meaning given to such term in Section 6 hereof.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction. As of the date of this Agreement, Designated Jurisdictions are Iran, Cuba, North Korea, Syria and the Crimea region of Ukraine.

“Event of Default” has the meaning given to such term in Section 13 hereof.

“Investment Grade Rating” means, with respect to the Applicant, at least two of (i) a Debt Rating greater than or equal to BBB- from S&P, (ii) a Debt Rating greater than or equal to Baa3 from Moody’s or (iii) a Debt Rating greater than or equal to BBB- from Fitch.

“IRB Credit” means any Credit providing credit support for an IRB, which may (but need not) be a so-called “direct pay” Credit.

“IRBs” means industrial revenue bonds, solid waste disposal bonds or similar tax-exempt bonds issued by or at the request of the Applicant or its direct or indirect subsidiaries.

“Fitch” means Fitch Ratings, Inc., a subsidiary of Fitch, Inc., and any successor thereto

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and, in each case, having jurisdiction in the relevant circumstances.

“Honor Date” has the meaning given to such term in Section 6 hereof.

“Leverage Ratio” has the meaning given to such term in the Credit Agreement, with respect to the Applicant, provided that, upon the occurrence of a Credit Agreement Cessation Date, the definition of “Leverage Ratio” (and interpretive provisions applicable to that definition, including the last sentence of Section 1.03(b) of the Credit Agreement) as stated immediately prior to such Credit Agreement Cessation Date shall continue to be referred to herein for so long as this Agreement remains in effect.

“LC Fee” has the meaning given to such term in Section 8(b) hereof.

“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Credits plus the aggregate amount of all unreimbursed drawings.

“Material Adverse Effect” means, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the business, properties, condition (financial or otherwise), assets or operations of the Applicant and its direct and indirect Subsidiaries, taken as a whole, or (b) any impairment of the validity, binding effect or enforceability of this Agreement against the Applicant or any impairment of the material rights, remedies or benefits available to the Bank under this Agreement. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events could reasonably be expected to result in a Material Adverse Effect.

“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.

“Non-Extension Notice Date” has the meaning given to such term in Section 5 hereof.

“Non-Reinstatement Deadline” has the meaning given to such term in Section 5 hereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Prime Rate” means the prime rate as published by The Wall Street Journal for such day, provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Bank from time to time for purposes of providing quotations of prime lending interest rates). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Related Parties” means, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such person and of such person’s Affiliates.

“Sanction(s)” means any sanction administered or enforced by the Canadian government (including without limitation, the Department of Foreign Affairs and International Trade Canada and the Department of Public Safety Canada), the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Subsidiary” of a person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Applicant.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Termination Date” shall mean the later of (a) February 25, 2025 and (b) the “Termination Date” as extended pursuant to Section 36 hereof, if applicable.

Schedule B

Schedule of Fees

[see attached]